Exhibit 5.1

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB T2P 4B9

Tel (403) 691-8000

Fax (403) 691-8008

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Pembina Pipeline Corporation

We, KPMG LLP, consent to the use of our reports dated February 21, 2019, on the consolidated financial statements which comprise the consolidated statements of financial position of Pembina Pipeline Corporation and subsidiaries, as of December 31, 2018 and 2017, the related consolidated statements of earnings and comprehensive income, changes in equity, and cash flows for each of the years then ended, and the related notes, and on the effectiveness of internal control over financial reporting as of December 31, 2018 which are incorporated by reference herein and to the reference to our firm under the headings “Auditors, Registrar and Transfer Agent” and “Interests of Experts” in the prospectus.

Chartered Professional Accountants

August 23, 2019

Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.